[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.44

CAPITAL COMMUNITY BANK

and

OPPORTUNITY FINANCIAL, LLC

MARKETING AND PROGRAM MANAGEMENT AGREEMENT

Dated as of

April 17, 2020

SCHEDULES AND EXHIBITS

SCHEDULE 1	Definitions

EXHIBIT A	The Program

EXHIBIT B	Credit Policy

EXHIBIT C	Form of Application

EXHIBIT D	Loan Documentation

EXHIBIT E-1	Bank Secrecy Act Policy and Procedures

EXHIBIT E-2	Identity Theft Red Flags Policy and Procedures

EXHIBIT F	Sample Funding Statement

EXHIBIT G	Reports

EXHIBIT H	Subcontractors

EXHIBIT I	Insurance Requirements

EXHIBIT J	Servicing Standards

This MARKETING AND PROGRAM MANAGEMENT AGREEMENT (this “Agreement”), dated as of April 17, 2020 (“Effective Date”), is made by and between CAPITAL COMMUNITY BANK, a Utah-chartered state bank having its principal location in Provo, Utah (“Bank”), and OPPORTUNITY FINANCIAL, LLC, a Delaware limited liability company having its principal location in Chicago, Illinois (“Company”).

WHEREAS, Company has developed on online platform to market loans through which consumers can apply for loans made by banks that originate and issue loans through the platform;

WHEREAS, Bank is in the business of originating various types of consumer loans;

WHEREAS, Bank desires to offer consumer installment loans utilizing Company’s platform, and to engage the Company as a service provider for joint marketing and program management functions; and

WHEREAS, the Company desires to act as a service provider to Bank and make the platform available for such loans to be marketed on behalf of Bank, and to provide program management functions of such loans issued by Bank.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company mutually agree as follows:

1.    Definitions; Program Administration.

(a)    The terms used in this Agreement shall be defined as set forth in Schedule 1, and the rules of construction set forth in Schedule 1 shall apply to this Agreement. For purposes of clarity, the fact that Bank or Company is required to provide or has provided approval or consent hereunder shall not mean or otherwise be construed to mean that: (i) either Party has assumed the other Party’s obligations to comply with all Applicable Laws arising from or related to any requested or required approval or consent; or (ii) except as otherwise expressly set forth in such approval or consent, either Party’s approval or consent impairs in any way the other Party’s rights or remedies under the Agreement, including that Party’s indemnification rights for the other Party’s failure to comply with all Applicable Laws.

(b)    Bank and Company shall each appoint a liaison (“Liaison”) with sufficient stature and authority to make binding decisions with respect to the day-to-day operation of the Program for that party to work with each other to administer the Program pursuant to the terms of this Agreement. The Liaisons shall meet at least monthly (which may be telephonically) with minutes kept, to discuss issues, performance and administration of this Agreement, including, as applicable: (i) any material Program issues that have emerged since the last meeting, and the status of any outstanding issues awaiting resolution; (ii) without altering the requirements of Section 32 of this Agreement, material complaints received since the last meeting together with the current resolution status of outstanding complaints; (iii) the status of any outstanding material approvals or consents required from either party; (iv) any planned or reasonably foreseeable material changes to the Program; (v) the current status of the Program Threshold; (vi) approval rates and trends for Prescreened Offers;, and the current status of the Prescreened Offer Threshold; and (vii) any pending, proposed, or reasonably foreseeable material changes in applicable laws, regulations, or Regulatory Authority expectations for appropriate compliance. Between such meetings, either Liaison may bring problems or issues to the attention of the other Liaison. The Liaisons shall work promptly to address any issues or problems presented. In the event of a dispute arising under this Agreement, the Liaisons shall first attempt to resolve such dispute. If either Liaison reasonably determines that the dispute cannot be resolved at their level, it shall be escalated to a designated senior executive appointed by each Party for resolution (“Senior Executive”) and the Senior Executives shall use their commercially reasonable efforts to resolve the dispute promptly; provided, however, that nothing in this Section 1(b) shall be interpreted as a waiver of any remedy available to either party hereunder in the event of a material breach of this Agreement by the other party, and, further provided, that nothing in this Section 1(b) shall interfere with the rights of the Bank to exercise ultimate control over the Program as described in subsection 1(c).

(c)    In the event the approval or consent of a Party is required under this Agreement, or any change is desired regarding any aspect of the Program including the Finance Materials or marketing channels, then the Party requesting such approval or change shall provide written notice therefor to the Liaison of the other Party. Other than those approvals that are within one Party’s control under the terms of this Agreement, the Parties may mutually agree to any such approval or change through their respective Liaisons or their designees. For the avoidance of doubt, Company understands and agrees that Bank shall control the Program and can deny any request for any approval or change, including, but not limited to, with respect to the Finance Materials or the marketing of the Program, in its sole discretion. Bank may also require any such change, without Company’s approval or consent, to the extent that Bank determines that such change is required by Applicable Laws or safety and soundness concerns or based upon standards established by a Regulatory Authority; provided, that Bank shall, to the extent reasonably practicable and permissible under Applicable Laws and safety and soundness concerns or standards established by a Regulatory Authority, provide at least thirty (30) days prior notice of such change or such longer advance notice as may be reasonably necessary, consistent with the foregoing and accepted industry practices, if the subject change requires modifications to be made the Company’s operating platform or other technology systems, and further provided, that if changes to the Program made by Bank without Company’s consent result in a materially adverse effect on (a) the rights or obligations of Company under this Agreement or (b) the financial condition of Company that the Parties are unable to resolve through prompt good-faith negotiations, nothing stated in this Section 1(c) shall be interpreted as precluding or preventing Company from exercising any right it may have to terminate this Agreement under Sections 10(d) or 10(e). The Parties may develop timelines and communication protocols for the review and approval processes, and the failure by either Party to develop or adhere to such protocols shall be subject to the dispute resolution process set forth in Section 1(b). Any approval or change and any terms related thereto shall be documented in writing (which may include electronic communications).

2.    Marketing of the Program and Loans.

(a)    Company shall promote and otherwise market the Program and the Loans under the terms of this Agreement including the Program Guidelines. Marketing may include the use of third parties, subject to compliance with the use of Subcontractors pursuant to Section 20, all of which shall be within the scope of the Program and in accordance with the terms of this Agreement. Marketing channels, including relationships with joint marketing partners, shall be subject to the approval of Bank. In performing promotion and other marketing services, Company may use any form of media approved by Bank, provided that Company shall discontinue the use of any specific form of media or media channel if directed to do so by Bank, which directive shall be communicated by Bank to Company as soon as practicable, and in no event less than five (5) Business Days prior to the requested discontinuance unless a shorter time period is required by Applicable Law or requested by a Regulatory Authority. Bank agrees that Company may refer to Bank and the Program in promotional and marketing materials, including marketing scripts. Company shall obtain Bank’s prior approval of any marketing materials. Changes to marketing materials shall be subject to the process outlined in Section 1(c). Company, as a service provider to Bank, shall (i) develop all promotional and marketing materials and strategies for the Program and (ii) ensure that such promotional and marketing materials and strategies are accurate and not misleading in any material respect-and compliant with Applicable Laws. All promotional and marketing materials and strategies shall be approved by Bank prior to use in connection with the Program, provided that Company shall be solely responsible for the delivery and execution thereof in accordance with the terms of this Agreement and in compliance with Applicable Laws.

(b)    Before mailing or otherwise sending any preapproved offers of credit or other offers that convey a binding obligation to honor an offer (including prescreened offers permitted under the Fair Credit Reporting Act) (“Prescreened Offers”), and before taking any steps that would obligate Bank to make Prescreened Offers or Loans based upon such Prescreened Offers, Company shall (i) notify Bank of the intent to mail or send Prescreened Offers, (ii) provide Bank the information requested by Bank regarding such Prescreened Offers, including the number of Prescreened Offers to be sent, the amount of credit offered, the expected response and approval rates, and the estimated number and amount of loans to be originated through the Prescreened Offers, and (iii) obtain Bank’s prior approval of such Prescreened Offers.

(c)    Unless otherwise agreed in writing by Bank, Prescreened Offers shall include an expiration date for the offer that is no more than forty-five (45) days after the mailing date.

(d)    The maximum amount of the expected funding liability of Prescreened Offers outstanding, measured by the Expected Take Rate, the disclosed expiration dates of outstanding offers, and the disclosed maximum guaranteed amount of the Prescreened Offer, shall not exceed the Prescreened Mail Exposure Threshold, unless agreed in writing by Bank. In determining the Prescreened Mail Exposure Threshold, Bank may consider whether committed loan purchasers’ and financing parties’ combined unrestricted cash and cash equivalents, and availability on their respective credit facilities, is sufficient to purchase or otherwise finance the Loans to be originated by Bank in response to such Prescreened Offers.

3.    Extension of Credit. Upon approval of an Application, Bank shall establish a Loan in the name of the Borrower(s). Company acknowledges that approval of an Application creates a creditor-borrower relationship between Bank and Borrower which involves, among other things, the disbursement of Loan Proceeds. Nothing in this Agreement shall obligate Bank to extend credit to an Applicant or disburse Loan Proceeds if Bank determines that doing so would be an unsafe or unsound banking practice.

4.    Finance Documents and Credit Policy. The following documents, terms and procedures (“Finance Materials”) that will be used by the Parties with respect to the Loans will be submitted by Company for Bank’s approval pursuant to Section 2(a), and upon Bank’s approval, will be= attached to this Agreement: (a) the Program description as Exhibit A; (b) Credit Policy(ies) as Exhibit B; (c) form(s) of Application(s), including disclosures required by Applicable Laws, as Exhibit C; and (d) form(s) of Loan Agreement(s), privacy policy and privacy notices, and all other Applicant and Borrower communications as Exhibit D. The Finance Materials may be changed only subject to the process outlined in Section 1(c). Changes to the Finance Materials shall be documented in writing pursuant to Section 1(c) but do not require a formal amendment to this Agreement. Multiple forms of the Finance Materials may be in effect at the same time (e.g., different forms of Loan Agreements may be in effect for different types of Loans). The Parties acknowledge that each Loan Agreement and all other documents referring to the creditor for the Program shall identify Bank as the creditor for the Loans. Company, as a service provider to Bank, shall (i) develop and prepare the forms of all Finance Materials and (ii) ensure that the forms of all Finance Materials are accurate and not misleading in any material respect, and compliant with Applicable Laws. All forms of Finance Materials shall be approved and adopted, as applicable, by Bank prior to use in connection with the Program. Company shall be responsible for ensuring that the execution of duties regarding Finance Materials, including without limitation, the actual appearance and content as presented to Applicants and Borrowers (including without limitation the calculation and presentment of the annual percentage rate and the accuracy of all numerical information or other required disclosures), the timing and method of delivery of required disclosures and notices, retention of records, and obtaining and storing required consumer consents, comply with Applicable Laws.

5.    Loan Processing and Origination.

(a)    Company shall solicit Applications from Applicants and shall process such Applications on behalf of Bank (including retrieving credit reports) to determine whether the Applicant meets the eligibility criteria set forth in Bank’s Credit Policy (Exhibit B hereto) and Bank’s “Know Your Customer” and anti-money laundering criteria and related requirements (collectively, the “Bank Secrecy Act Policy and Procedures”), which is attached hereto as Exhibit E-1, and apply the Bank’s Identity Theft Red Flags Policy and Procedures (the “Red Flags Policy and Procedures”) attached hereto as Exhibit E-2. The Bank Secrecy Act Policy may be updated by Bank from time to time and such updates shall be effective upon notice to Company as set forth herein and a reasonable time (subject to the requirements of Applicable Laws) for Company to implement any such updates. Company shall respond to all inquiries from Applicants regarding the application process. Company’s processing of Applications shall comply with the Program Guidelines.

(b)    Company shall forward to Bank the name, address, social security number or taxpayer identification number, and date of birth (if applicable) and such other information as Bank may require, pursuant to the Finance Materials, regarding Applicants who meet the eligibility criteria set forth in a Credit Policy. Such Applicant information shall be deemed to be Bank’s Confidential Information at the time of Application and shall remain the property of Bank with respect to such Application and any resulting Loan that is approved for that Applicant. Company shall have no discretion to override the Credit Policy with respect to any Applications.

(c)    Subject to the terms of this Agreement and Applicable Law, Bank shall approve Applications and establish Loans with respect to Applicants who meet the eligibility criteria set forth in Bank’s applicable Credit Policy.

(d)    Pursuant to procedures mutually agreed to by the Parties, Company shall deliver adverse action notices in accordance with Applicable Laws=on behalf of Bank to Applicants who are not approved for Loans under the Bank’s Credit Policy.

(e)    Company, on behalf of Bank, shall deliver Program privacy notices and Loan Agreements to Borrowers and any other required notices or communications in connection with the Loans.

(f)    Company shall hold and maintain, as custodian, and in trust, for Bank, all documents of Bank pertaining to Applications and Loans as required by and in accordance with the record retention requirements of Bank, a current copy of which shall be provided to Company at all times, but in any case for a period no less than what is required by Applicable Laws. At Bank’s request, Company shall provide Bank with immediate access to the originals or copies of such documents in accordance with Bank’s request. The obligations of this section shall survive the expiration or termination of this Agreement. Company shall periodically provide to Bank copies of records required to be maintained under the Bank Secrecy Act Policy and such other documents regarding Loans and Applications as requested by Bank.

(g)    Pursuant to Section 16, as Bank reasonably requires and upon reasonable advance written notice to Company, Bank will periodically audit Company for compliance with the terms of this Section 5 and the Agreement as a whole, including compliance with the standards set forth herein for Loan origination.

(h)    In consideration for Company’s marketing and facilitation activities with respect to Bank’s loan origination activities, Bank shall pay to Company a Marketing Fee for each funded Loan. No later than the fifteenth (15th) Business Day following the end of each month, Bank shall transfer by wire transfer, or initiate a transfer by ACH, to an account designated by Company, an amount equal to the aggregate Marketing Fee for each Loan funded during the preceding month.

(i)    During the period during which the Loans are owned by Bank, Company will not take any action which would adversely affect Bank’s ownership interest in the Loans.

(j)    Company, at Company’s cost and expense, shall provide the services and service the Loans in accordance with industry standards customary for loans and notes of the same general type and character and in accordance with the Program Guidelines and the Servicing Standards on Exhibit J hereto. Company’s services shall include, for the avoidance of doubt, but not limited to, (i) processing credit applications on a non-discretionary basis; (ii) issuing Program information and providing necessary regulatory or customer disclosures; (iii) pulling and evaluating credit bureaus on behalf of Bank; (iv) providing welcome packages and applicable statements to Borrowers; (v) providing a listing for the disbursement of loan proceeds by Bank; (vi) customer service; (vii) fraud monitoring (including investigation, reporting and filing of suspicious activity reports); (viii) providing information to credit reporting agencies on performance of Borrowers, (ix) engaging in collections and payment processing and (x) disbursing proceeds of collections at the direction of Bank. In consideration of the servicing of Loans on behalf of Bank, Company shall be paid a Servicing Fee as described on Exhibit J.

(k)    Acting in strict accordance with the Servicing Standards and other Bank-approved policies, procedures, templates, and forms, Company shall be responsible for producing all materials and communications to be used to service the Loans (“Servicing Materials”). All Servicing Materials used in the Program shallbe subject to the approval of Bank, and Company shall provide copies of such Servicing Materials to Bank upon request. Company shall ensure that all Servicing Materials produced in accordance with this Section 5(k) comply with Applicable Laws and are accurate and not misleading in any material respect. Company shall deliver, implement and complete any necessary information in the Servicing Materials in compliance with Applicable Laws. In the event that Bank provides written notice to Company of objections to any Servicing Materials and Company does not agree to make such changes or resolve such objections to Bank’s satisfaction then, subject to the escalation provision in Section 1(b), Bank may terminate Company’s servicing of Loans under this Agreement.

(l)    Company acknowledges and agrees that at Bank’s request, Company will retain, at Company’s own cost, a Backup Servicer, which shall be available to promptly assume the obligation to service the Loans.

(m)    Company shall provide Bank with ongoing access to all information pertaining to the Loans, including by providing secure access to all relevant systems utilized by Company in servicing Program Loans, provided that with respect to Subcontractors such access shall be limited to the same type of access that Company is provided. Company shall deliver a copy of each loan file (including copies of the Application, Loan Agreement, underwriting attributes, customer correspondence, and servicing notes and records) to Bank and, if applicable and as directed by Bank, the Backup Servicer, via such secure method as may be agreed by Company, Bank, and the Backup Servicer. Company shall (i) from time to time deliver to Bank and the Backup Servicer any applicable updates to such loan file, and (ii) provide such other cooperation as is reasonably requested by Bank, in each case as the Bank or Backup Servicer reasonably believes is necessary and appropriate (I) for the Backup Servicer to be able to commence servicing the Loans promptly upon activation as servicer, and (II) to provide portfolio monitoring services for Bank, via such secure method as may be agreed by Company, Bank, and the Backup Servicer.-

(n)    Company shall perform the obligations described in this Section 5 and deliver any customer communications to Applicants and Borrowers as necessary to carry on the Program, all at Company’s own cost (except as otherwise provided in this Section 5) and in accordance with the Credit Policy(ies)

and Applicable Laws. In the event Bank is requested by Company to enter into agreements with third parties, with or without Company as a party to such agreement(s), to effect the marketing and facilitation or servicing of Loans by Company, Company agrees that it shall be solely responsible for all such agreements, including but not limited to (i) the payment of fees (including minimum fees) under and in accordance with those agreements, and (ii) the acts or omissions of persons performing services under those agreement. In addition, if Bank is required to pay any cancellation or termination fees in connection with the early termination or cancellation of any such agreements entered into between Bank and such third-party service provider for purposes of the Program, then Company shall either pay such fees directly on behalf of Bank upon the request of Bank or promptly reimburse Bank for such cancellation or termination fees paid by Bank.

(o)    Company shall maintain in effect all licenses or qualifications required under Applicable Laws in order to fulfill its obligations under this Agreement and shall comply in all respects with all requirements of Applicable Law in connection with its obligations under this Agreement.

6.    Funding Loans.

(a)    Company shall securely provide a Funding Statement to Bank as however mutually agreed by the Parties on each Funding Request Date. If Company provides a Funding Statement by 11:00am Mountain Time on a Funding Request Date, Bank shall initiate the disbursement of Loan Proceeds on such Funding Request Date. Company shall provide a Funding Statement by 1:00 PM Mountain Time on each Funding Request Date for disbursement of Loan Proceeds by Bank on each Disbursement Date. Each Funding Statement shall (i) identify those Applicants whose Applications satisfy the requirements of Bank’s Credit Policy and with respect to whom Company requests that Bank establish Loans, and (ii) provide the Funding Amount to be disbursed by Bank on the Disbursement Date. The Funding Statement shall be in the form of Exhibit F.

(b)    Subject to timely receipt of the Funding Statement, Bank shall initiate the disbursement of Loan Proceeds from Bank funds directly to Borrowers by no later than 1:00PM Mountain time if Company provides a Funding Statement by 11:00am Mountain Time on a Funding Request Date and 4:00 PM Mountain Time on each Disbursement Date.

(c)    Company shall provide to Bank projections for Loan demand on a rolling twelve (12) month basis. The Bank shall evaluate the Program Threshold Amount on a monthly basis and may adjust it in order to meet funding requirements of the Program. If, at any time, Bank reasonably anticipates that the aggregate principal balance of Loans held by Bank but excluding any Loans that are not offered by Bank for participation pursuant to the Loan Participation Agreement will exceed the Program Threshold Amount, and the Bank will not increase the Program Threshold Amount, then Bank shall immediately notify Company of its need to cease or suspend funding Loans. Unless a Regulatory Authority mandates an immediate cessation of funding, Bank shall proceed to fund any Loan for which an approval decision was communicated to the Borrower before Bank decided to cease or suspend funding.

(d)    The obligations of Bank to disburse Loan Proceeds, as provided in Section 6(b), and to pay the Marketing Fee, as provided in Section 5(h), are subject to the satisfaction of the following conditions precedent immediately prior to each disbursement of Loan Proceeds by Bank:

i.    The representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects at the time of or prior to each disbursement of Loan Proceeds by Bank as though made as of the time Bank disburses such Loan Proceeds; and

ii.    The obligations of Company set forth in the Program Documents to be performed prior to each disbursement of Loan Proceeds by Bank shall have been performed prior to each such disbursement.

7.    Representations and Warranties.

(a)    Bank hereby represents and warrants, as of the Effective Date, and at such other times as are specified in Section 7(d) hereof, or covenants, as applicable, to Company that:

i.    Bank is an FDIC-insured Utah-chartered state bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;

ii.    All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained;

iii.    This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e), which may affect the enforcement of creditors’ rights in general, and (B) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

iv.    There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, (C) that would have a materially adverse financial effect on Bank or its operations if resolved adversely to it; provided, however, that Bank makes no representation or warranty regarding the examination of Bank by the FDIC or the Utah Department of Financial Institutions, or any actions resulting from such examination, except as are publicly available;

v.    Bank is not Insolvent; and

vi.    The Proprietary Materials that Bank licenses to Company pursuant to Section 12, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Bank has the right to grant the licenses set forth in Section 12 below.

(b)    Company hereby represents and warrants, as of the Effective Date, and at such other times as are specified in Section 7(d) hereof, or covenants, as applicable, to Bank that:

i.    Company is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;

ii.    All licenses (including those to serve as a marketer, broker or servicer of Loans hereunder) approvals, authorizations, consents, and other actions by, notices to, and filings with any Person (including any Regulatory Authority) required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;

iii.    This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (B) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

iv.    There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, (C) that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;

v.    Company is not Insolvent;

vi.    The execution, delivery and performance of this Agreement by Company, the Finance Materials, the Servicing Materials and the promotional and marketing materials and strategies shall all comply with Applicable Laws, provided, however, that Company makes no representation or warranty regarding any obligations of Bank performed or to be performed by Bank under this Agreement;

vii.    The Proprietary Materials that Company licenses to Bank pursuant to Section 12, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Company has the right to grant the license set forth in Section 12 below;

viii.    Neither Company nor any Control Person has been convicted of a crime, or has agreed to or entered into a pretrial diversion or similar program, or is under indictment, in each case in connection with a dishonest act or a breach of trust or money laundering, as set forth in Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829(a); and

ix.    Company shall comply with Title V of the Gramm-Leach-Bliley Act and the implementing regulations of the FDIC, including but not limited to applicable limits on the use, disclosure, storage, safeguarding and destruction of Applicant or Borrower information, and shall maintain data security and disaster recovery protections that at the least are consistent with industry standards for the consumer lending industry

x.    Company is a servicer of consumer credit accounts and is qualified to be a servicer of consumer credit accounts, with the facilities procedures and experienced personnel or arrangements with appropriate third-party service providers and/or collection agents necessary for the servicing of Loans in accordance with the Servicing Standard and has the ability to perform its covenants and obligations contained in this Agreement. Company’s responsibilities hereunder will be performed by qualified personnel or agents (including Subcontractors) in a professional manner in accordance with the standards of care, skill, knowledge and diligence consistent with recognized and sound practices and procedures for institutions that service or administer portfolios of consumer loans.

xi.    All information maintained by the Company for Bank through Company’s platform or provided by Company to Bank in connection with a Loan is true, correct and consistent with the information obtained or generated by Company in connection with the origination and servicing of each such Loan.

xii.    The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Company.

xiii.    Company is not an investment company as defined in, or subject to regulation under, the U.S. Investment Company Act of 1940.

xiv.    No Regulatory Authority has imposed any penalties, fines or sanctions on Company with respect to the origination or servicing of consumer loans.

xv.    Company has not done anything to prevent or impair a Loan from being valid, binding and enforceable against the Borrower thereunder; and

xvi.    There are no proceedings existing, pending or, to the knowledge of Company, threatened against Company before any Regulatory Authority which would reasonably be expected to have a material adverse effect with respect to Company or the Loans.

(c)    Company hereby represents and warrants to Bank as of each Disbursement Date, with respect to the Loans to be funded on such Disbursement Date, that:

For each Loan: (A) The Company’s services with respect to such Loan were performed in accordance with the Credit Policy, (B) Company used the form of Application provided in Exhibit C (as amended from time to time) and (C) such Loan is evidenced by a Loan Agreement that is in the form of Loan Agreement provided in Exhibit D (as amended from time to time);

i.    For each Loan and each disbursement of Loan Proceeds: (A) to the best of Company’s knowledge, all information in the related Application is true and correct; (B) assuming the mental capacity of the Borrower (and Company has no knowledge that the Borrower lacks mental capacity), to the best of Company’s knowledge, there is no reason why the Loan is not enforceable and all required disclosures to Borrowers have been delivered in compliance with Applicable Laws; (C) the Loan Agreement and all other Loan documents are genuine and, contain complete and accurate information as provided to Company by Applicant (and Company has no knowledge of inaccuracy of such information), conform to the requirements of the Program, were prepared in conformity with the Compliance Policies, and represent the entire agreement between Bank and the Borrower; (D) the Applicant is of a sufficient age, based on Company’s application of Bank’s verification measures. to enter into, execute and deliver the Loan Agreement; (E) the terms, covenants and conditions of the Loan have not been waived, altered, impaired, modified or amended by Company in any respect; (F) all necessary approvals required to be obtained by Company, if any, have been obtained; (G) principal payments of, and interest payments on, the Loan are payable to Bank and its successors and assigns in legal tender of the United States, and will not be made by the Company or any of its Affiliates; (H) the Loan is denominated in dollars, and the billing address of the related Borrower and the bank account used for payments via ACH transfers, if any, on the Loan are each located in the United States; (I) Company has fulfilled all of its obligations under this Agreement with respect to the origination of the Loan; (J) Company has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the applicable Borrower, directly or indirectly, for the payment of any amount required by the Loan; and (K) any automated data processing systems used by or on behalf of Company in connection with Loan origination comply with Applicable Laws;

ii.    Each Borrower listed on a Funding Statement is eligible for a Loan under the Bank’s applicable Credit Policy, as in effect from time to time; each Borrower has submitted and completed an electronically executed Application;

iii.    The origination of the Loan will, assuming performance by Bank of its obligations under this Agreement, comply with all Applicable Laws;

iv.    Company has not entered into any agreement with the Borrower except in a form agreed to by Bank, and no agreement between Company and Borrower prohibits, restricts or conditions the assignment of a Loan by Bank;

v.    All information provided by Company to Bank in connection with a Loan is true and correct (other than information provided by a Borrower or a credit reporting agency to Company, which is true and correct to the best of Company’s knowledge);

vi.    Each Loan is readily identifiable by the loan identification number ascribed thereto and no other outstanding Loan has the same loan identification number;

vii.    The information on each Funding Statement is true and correct in all respects;

viii.    All right, title and interest to each Loan shall, upon origination of such Loan, be vested in Bank, free and clear of any interest of Company except as provided by the Program Documents and Bank shall be the sole legal and beneficial owner of such Loan and have the right to assign, sell, participate or transfer such Loan or interests in it, free and clear of any lien or encumbrance; and

x.    Company is in compliance with its obligations and agreements under the Program Documents.

(d)    The representations and warranties of Bank and Company contained in Section 7(a) and (b), except those representations and warranties contained in subsections 7(a)iv and 7(b)iv, are made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsections 7(a)iv and 7(b)iv is instituted or threatened against either Party, such Party shall promptly notify the other Party of the pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).

8.    Other Relationships with Borrowers.

(a)    Separate from the obligation to market Loans offered by Bank, and subject to the Program privacy policy and Applicable Laws, Company shall have the right, at its own expense, to solicit Applicants and/or Borrowers with offerings of any goods and services from Company and parties other than Bank, provided, however, that Company shall obtain Bank’s prior approval for such use, which approval shall not be unreasonably withheld.

(b)    Bank may solicit Applicants and/or Borrowers for deposit account products offered by Bank, but shall not solicit Applicants and Borrowers for any other products or services.

(c)    Notwithstanding subsection 8(b), (i) Bank may make solicitations for goods and services to the public, which may include one or more Applicants or Borrowers; provided that Bank does not (A) target such solicitations to specific Applicants and/or Borrowers, or (B) refer to or otherwise use the name of Company; and (ii) Bank shall not be obligated to redact the names of Applicants and/or Borrowers from marketing lists acquired from third parties (e.g., subscription lists) that Bank uses for solicitations in connection with other financial products or services.

(d)    The terms of this Section 8 shall survive the expiration or earlier termination of this Agreement.

9.    Indemnification.

(a)    Company agrees to defend, indemnify, and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”) to the extent arising from Bank’s participation in the Program as contemplated by this Agreement (including Losses arising from a violation of Applicable Laws with respect to matters for which Company has compliance responsibility under this Agreement, a breach by Company or its agents or representatives of any of Company’s representations, warranties, obligations or undertakings in the Program Documents, errors in the computation of Loan Proceeds). Notwithstanding the foregoing, Company shall not be obligated to indemnify any Indemnified Parties to the extent of Losses that arise from the gross negligence or willful misconduct of Bank, or its officers, directors, employees or agents (other than Company and its agents).

(b)    Bank agrees to defend, indemnify, and hold harmless Company and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Company Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”) to the extent arising from a breach by Bank or its agents or representatives of any of Bank’s representations, warranties, obligations or undertakings hereunder (including Losses arising from a violation of Applicable Laws with respect to matters for which Bank has sole compliance responsibility under this Agreement) or any third party claim alleging that any proprietary materials licensed to the Company by Bank infringe on the rights of such third party to such licensed proprietary material. Notwithstanding the foregoing, Bank shall not be obligated to indemnify any Company Indemnified Parties to the extent of: (i) Losses that arise from a violation of Applicable Laws or a breach, by Company or its agents or representatives, of any of Company’s representations, warranties, obligations or undertakings in the Program Documents; (ii) the gross negligence or willful misconduct of Company, or its officers, directors, employees or agents, or (iii) use of proprietary materials licensed to Company by Bank in a manner other than as agreed upon by the Parties.

(c)    To the extent permitted by Applicable Laws, any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the claim and, if known, the amount or an estimate of the amount of the Loss; provided, that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by the Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by the Indemnifying Party to defend against the Indemnifiable Claim.

(d)    The Indemnifying Party shall have ten (10) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party in writing of the Indemnifying Party’s election to assume the defense of the Indemnifiable Claim and, through counsel of the Indemnifying Party’s own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Party shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation; provided, further, that if the Indemnifiable Claim relates to a matter before a Regulatory Authority, the Indemnified Party may elect, upon written notice to the Indemnifying Party (the “Assumption Notice”), to assume the defense of the Indemnifiable Claim at the cost of and with the cooperation of the Indemnifying Party. If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate at the Indemnified Party’s expense (for which no claim of Losses shall be made) in such settlement or defense through counsel chosen by the Indemnified Party; provided that, in the event that both the Indemnifying Party and the Indemnified Party are defendants in the proceeding and the Indemnified Party has reasonably determined and notified the Indemnifying Party that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the reasonable fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by the Indemnifying Party; and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent.

(e)    If the Indemnifying Party does not notify the Indemnified Party in writing within ten (10) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any such Indemnifiable Claim, or if the Indemnified Party elects to control the defense of an Indemnifiable Claim before a Regulatory Authority as permitted by Section 10(c), then, in each case, the Indemnified Party shall have the right, upon reasonable written notice to the Indemnifying Party, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party in writing prior thereto of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this paragraph (e) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 10.

(f)    All amounts due under this Section 9 shall be payable not later than ten (10) days after receipt of the written demand therefor.

(g)    The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.

10.    Term and Termination.

(a)    This Agreement shall have an initial term beginning on the Effective Date and ending on the fifth (5th) anniversary of the Launch Date and may be renewed for additional terms of two years each upon the written agreement of the Parties (the “Term”).

(b)    This Agreement shall terminate immediately upon the expiration or earlier termination of the Loan Participation Agreement.

(c)    Bank shall have the right to terminate this Agreement immediately upon written notice to Company if:

i.    Bank’s continued participation in the Program would be in violation of Applicable Laws or has been prohibited pursuant to an order or injunction of any court or other action, including any order, letter or directive of any kind, by a Regulatory Authority;

ii.    Bank determines that a change in Applicable Laws or any judicial decision of a court having jurisdiction over Bank or any interpretation of a Regulatory Authority would have a materially adverse effect on the rights or obligations of Bank under this Agreement or the financial condition of Bank;

iii.    Bank has been advised by legal counsel that a change in Applicable Laws or any judicial decision of a court having jurisdiction over Bank, the Company, or the Program, or any interpretation or position (formal or informal) of a Regulatory Authority creates a material risk that Bank’s or Company’s continued performance under this Agreement would violate Applicable Laws;

iv.    A Regulatory Authority with jurisdiction over Bank has provided, formally or informally, concerns about the Program and Bank determines, in its sole discretion, that its rights and remedies under this Agreement are not sufficient to protect Bank fully against the potential consequences of such concerns; or Bank determines that there is a substantial financial, reputational, regulatory or other risk of continuing to participate in the Program or continuing to do business with the Company (including by receiving any consent order or sanction by a Regulatory Authority);

v.    A fine or penalty has been assessed against Bank by a Regulatory Authority in connection with the Program, including as a result of a consent order or stipulated judgment;

vi.    Company defaults on its obligation to maintain the required balances in the “Collateral Account” as defined in and as required by the Loan Participation Agreement; or Company defaults on any payment obligation to Bank under the Program Documents and fails to cure such default within one (1) Business Day upon notice from Bank; or Company fails to make a payment under the Program Documents more than once in any three (3) month period;

vii.    There is a material adverse change in the financial condition of Company;

viii.    Despite no material adverse changes to the Program affecting Company within the meaning of subparagraph (d) of this Section 10, and despite Bank’s continued willingness and ability to perform its material obligations hereunder, Company has not presented any Applications for funding by Bank in the immediately preceding thirty (30) days, and in the event of such termination, Company shall pay to Bank a termination fee of [***];

ix.    If the Company intends to effectuate a Change of Control, Company shall provide Bank with not less than forty-five (45) days prior written notice (a “COC Notice”) of such Change of Control, which COC Notice shall include the name of the purchaser in such Change of Control. If such Change of Control is to a purchaser that the board of directors or similar governing body of Bank determines in good faith, following consultation with its counsel, Company and such purchaser (to the extent Company facilitates a discussion between Bank and such purchaser), that it would reasonably be expected to have a material adverse effect on the reputation or safety and soundness of Bank for Bank to do business with following such Change of Control, then Bank shall have the right to terminate this Agreement upon written notice of termination to Company. Such written notice of termination must be delivered by Bank to Company within thirty (30) days of delivery to Bank of the COC Notice and set forth in reasonable detail the rationale behind such determination. Such notice of termination shall be contingent effective on the closing of such Change of Control;

x.    Bank incurs any Loss and is not able to obtain indemnification for such Loss under the Program Agreements due to the application of Applicable Laws that limit or restrict Bank’s ability to seek indemnification or if Bank is precluded by a Regulatory Authority from seeking such indemnification; or

xi.    The breach of any credit agreement of Company or termination of credit facility of Company without replacement.

(d)    Company shall have the right to terminate this Agreement immediately upon written notice to Bank if: (i) Bank has failed to fund Loans that it is obligated to fund pursuant to this Agreement, and such failure remains uncured for three (3) Business Days after Company provides notice of such failure to Bank; or (ii) Company will reasonably suffer material adverse economic harm to its financial condition as the direct result of changes made to the Program by Bank without the consent of Company under Section 1(c), other than pursuant to events described in clauses (i), (ii) or (iii) of Section 10(e).

(e)    If (i) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (ii) either Party receives a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (iii) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including the other provisions of this Section 10, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, Bank may terminate this Agreement upon five (5) Business Days’ prior written notice to Company. A Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party advance written notice, if any event described in clauses (i), (ii) or (iii) of this Section 10(e) occurs.

(f)    A Party shall have a right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:

i.    Any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;

ii.    The other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;

iii.    The other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other similar proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

iv.    An involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property; or an order for relief shall be entered against the other Party under the federal bankruptcy laws as now or hereafter in effect.

(g)    Company may terminate this Agreement, without cause, upon one hundred twenty (120) days’ prior written notice to Bank in the event that Company ceases to market, promote or process Applications for Loans. Upon termination pursuant to this Section 10(g), Company shall pay to Bank a termination fee of [***].

(h)    Bank shall not be obligated to approve Applications, or establish new Loans, after termination of this Agreement.

(i)    The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination. Upon termination of this Agreement, the parties shall cooperate to transfer the servicing of the Loans to the Backup Servicer or to Bank or Bank’s designee.

(j)    Company’s failure to obtain the approval of Bank as required by Sections 2, 4 or 30, and Company’s failure to provide any notice required by Section 32, shall each constitute a material breach of this Agreement.

(k)    In addition to any other rights or remedies available to Bank under this Agreement or by law, Bank shall have the right to suspend performance of its obligations under this Agreement, including, but not limited to, approval of Applications, Bank’s payments of the Marketing Fee, Servicing Fee and Funding Amounts (as required under Sections 5 and 6 of this Agreement) during the period commencing with the occurrence of any monetary default by Company under any of the Program Documents, and ending when such condition has been cured. Bank may also suspend its performance to the extent required by Applicable Laws or to ensure its safe and sound operations. Notwithstanding such suspension right, Bank may terminate this Agreement as provided in Section 10(c).

(l)    The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

(m)    Upon the provision of a termination or non-renewal notice by either Party and in connection with the transition or wind-down plan required under this Section 10(m), Bank, at its sole option and discretion, may require Company to purchase from Bank the participation interests in the Loans not already owned by Company, together with all promissory notes and other documents evidencing the Loans, at par plus accrued and unpaid interest. Notwithstanding the foregoing, as soon as is reasonably practicable after either Party provides a termination or non-renewal notice, or the Parties agree not to renew this Agreement, Company shall provide to Bank in writing a proposed transition or wind-down plan, detailing (i) whether the Program is to be wound down or transferred to a successor bank; and (ii) a proposed timeline, which shall designate a date as of which the Program shall be wound down or transferred from Bank to a successor bank. Bank and Company shall meet promptly thereafter to review such proposed plan and to determine a mutually acceptable transition or wind-down plan; provided however, that if the Bank and Company fail to reach mutual agreement on the transition or wind-down plan within thirty (30) days after the date of notice of termination or non-renewal or such later time as may otherwise be mutually agreed upon by both parties, Bank shall establish such a plan that is appropriate for the Program. The wind-down or transition of the Program shall occur as soon as is reasonably possible before the termination or expiration of this Agreement; provided, that the Term of this Agreement may be extended by up to one hundred eighty (180) days solely for the purpose of completing the wind-down or transition upon the mutual agreement of the Parties, which agreement shall not be unreasonably withheld, conditioned, denied or delayed. The parties will endeavor to minimize the impact on Borrowers. Following the expiration or earlier termination of this Agreement, to the extent that Bank continues to own any Loans, and such Loans are not to be transferred to Company or a successor bank as part of a transition of the Program, Bank may elect to continue to have Company service the Loans or Bank may elect to terminate such servicing.

11.    Confidentiality.

(a)    Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents, representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors (provided such receiving party is subject to confidentiality obligations at least as stringent as those set forth herein and the Restricted Party shall be responsible for any breach of confidentiality obligations by such receiving party), or to a Regulatory Authority or to a Backup Servicer or prospective Backup Servicer or (iii) to any other third party as mutually agreed by the Parties. In addition, each Party agrees that the other Party may share Confidential Information with potential acquirers including the other party to a sale of assets (including Loans or economic interests in the Loans), or to any lender or potential lender (including in connection with the issuance of debt securities) to such Party solely to the extent required to facilitate such transactions and due diligence associated with such transactions, provided that the potential party to such transaction is subject to written non-disclosure obligations and limitations on use only for the actual or prospective transaction.

(b)    A Party’s Confidential Information shall not include information that:

i.    is generally available to the public other than as a result of an unauthorized disclosure by a Restricted Party;

ii.    has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;

iii.    was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or

iv.    becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.

(c)    Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.

(d)    In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.

(e)    The terms of this Section 11 shall survive the expiration or earlier termination of this Agreement.

12.    Proprietary Material.

(a)    Each Party (“Licensing Party”) hereby provides the other Party (“Licensee”) with a non-exclusive right and license to use and reproduce the Licensing Party’s name, logo, registered trademarks and service marks (“Proprietary Material”) on the Applications, Loan Agreements, marketing materials, servicing materials and otherwise in connection with the fulfillment of Licensee’s obligations under the Program Documents; provided, however, (i) the Licensee shall at all times comply with written instructions provided by the Licensing Party regarding the use of the Licensing Party’s Proprietary Material, and (ii) Licensee acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in the Licensing Party’s Proprietary Material. Upon termination of this Agreement, Licensee will cease using Licensing Party’s Proprietary Material.

(b)    Company shall obtain Bank’s prior approval of any references to Bank and/or the Program in any documents and communications (other than those communications (i) used solely within Company or its service providers and not shared with any other third parties, (ii) communications that are required by Applicable Laws (other than communications to Applicants and Borrowers), provided that Bank is given an opportunity to review and comment, or (iii) communications using a description of Bank and/or the Program that has been agreed by the Parties in advance).

13.    Relationship of Parties. The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. Company is providing services to Bank as a service provider pursuant to the provisions of the Bank Service Company Act, 12 U.S.C. § 1867(c). This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Bank and Company.

14.    Expenses.

(a)    Except as set forth herein, each Party shall bear the costs and expenses of performing its obligations under this Agreement.

(b)    On the Effective Date, Company will pay a nonrefundable implementation fee to Bank of [***]. For the avoidance of doubt, the implementation fee will be deemed fully earned and non-refundable as of the Effective Date.

(c)    For the months 1-24 of the Term (with month 1 being the calendar month in which the first Loan under the Program is funded), Company will pay a monthly Program Fee of $[***] to Bank. For months 25 and beyond, Company will pay a monthly Program Fee of $[***] to Bank. No later than the fifth (5th) Business Day following the delivery by Company of the month-end reporting described in Section 6, Company shall transfer by wire transfer, or initiate a transfer by ACH, to an account designated by Bank, an amount equal to the aggregate Program Fee for Loans originated during the preceding month.

If requested by Bank, the Program Fee may be netted with other fees due the Parties under this Agreement.

(d)    Company shall reimburse Bank for all costs incurred by Bank in connection with the Program including wire transfer fees, ACH fees, payment processing and bank fees. Company shall also reimburse Bank for all out of pocket costs incurred by Bank in the performance of on-site reviews of Company’s financial condition, operations and internal controls. Bank shall invoice Company monthly for Bank’s actual out of pocket costs and such invoice shall not include any corporate allocations, administrative fees or mark-ups imposed by Bank.

(e)    Except as otherwise specifically stated herein, Company shall bear all commercially reasonable expenses and costs related to the Program, including expenses and costs related to the administration, origination and servicing of the Loans, which shall include, inter alia, the expenses and costs to obtain credit reports and, if applicable, prescreened lists from consumer reporting agencies and deliver adverse action notices, and to the extent necessary, Company shall reimburse Bank for any such expenses and costs that Bank incurs within thirty (30) days of receipt of invoice from Bank for such expenses and costs. Bank shall provide invoices to Company no more frequently than monthly. Bank shall use commercially reasonable practices to control third party expenses for which Company provides reimbursement pursuant to this Agreement. Bank shall use reasonable efforts to provide Company guidance on estimated costs of third party fees and expenses for professional or other services for which Company provides reimbursement pursuant to this Agreement.

(f)    Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.

(g)    Company shall be responsible for all of Bank’s reasonable, documented legal fees directly related to the Program, including Bank’s attorneys’ fees and expenses in connection with the preparation, negotiation, execution and delivery of the Program Documents; any amendment, modification, administration, collection and enforcement of the Program Documents; any modification of the Finance Materials or other documents or disclosures related to the Program. Company’s aggregate expense pertaining to legal fees and expenses contemplated by this Section 14(g) shall be limited to [***] per year during the Term of the Agreement, provided that such limitation shall not include fees subject to indemnification hereunder or with respect to a default or breach of this Agreement by Company.

(h)    Company shall be responsible for all of Bank’s out of pocket costs and expenses for any other reasonable third party professional services related to the Program, including the services of any third party compliance, risk and/or information technology specialists in connection with ongoing examinations, inspections, and audits of Company and the Program that Bank may reasonably request from time to time. Bank shall invoice Company for such fees at actual cost, and shall not include any corporate allocations, administrative fees or mark-ups imposed by Bank. Company shall pay such invoice within thirty (30) days of receipt of such invoice. Company’s expense per each such examination, inspection, or audit shall not exceed [***].

(i)    As of the Effective Date, Company shall pay to Bank each month, beginning on the month immediately following the Effective Date, during the Term, a Compliance Fee of [***], provided that a pro-rated Compliance Fee for the period from the Effective Date until the first monthly Compliance Fee shall be paid with conjunction with the first full monthly Compliance Fee.

(j)    All fees payable pursuant to this Section 14 may be paid by wire, ACH, or check, as determined by Company, but shall be paid pursuant to the terms of Bank’s invoice. Bank may assess a service charge of [***] per month on any amounts due under this Agreement that are thirty (30) days or more past due.

15.    Examination. Company agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over Bank, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to Bank in responding to such Regulatory Authority’s inquiries and requests relating to the Program. In the event a Regulatory Authority having jurisdiction over Company makes inquiries or requires examination, Bank agrees to reasonably cooperate with Company and reasonably assist with any such examination.

16.    Inspection; Reports.

(a)    Solely for purposes of establishing compliance with the terms of this Agreement, each Party, upon reasonable prior notice from the other Party, agrees to submit, no more than three (3) times per each year of the Term, to an inspection of its books, records, accounts, and facilities, including account level transaction testing, directly related to the Program, during regular business hours subject to third party contractual obligations and to the duty of confidentiality each of the Parties owes to its customers and confidentiality requirements under Applicable Law. Company agrees to pay Bank’s reasonable travel expenses and a daily fee of $[***] in connection with Bank’s inspection(s) of Company. Any expenses incurred by Company in connection with its inspection(s) of Bank shall be borne solely by Company.

(b)    Company shall provide to Bank the reports and documents identified on Exhibit G, non-binding annual budgets and forecasts of the Program, together with any reasonably required supporting documentation, and such other reports and documents as Bank may reasonably request from time to time in a form and format as mutually agreed. Company shall to the extent practicable comply with the reasonable formatting and technical guidance provided by Bank for submitting reports. Bank may reasonably request additional data fields and/or modifications to the templates for reporting, and Company shall implement such additions or modifications within thirty (30) days or such other time as is mutually agreed. Bank may reasonably request new report templates and Company shall implement such new reports within sixty (60) days or such other time as is mutually agreed. All templates and template changes must be approved in writing by Bank pursuant to the process outlined in Section 1(c).

17.    Governing Law; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER. The terms of this Section 17 shall survive the expiration or earlier termination of this Agreement.

18.    Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

19.    Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party may assign or transfer this Agreement or any interest under this Agreement without the prior written consent of the other Party. No assignment under this section shall relieve a Party of its obligations under this Agreement.

20.    Vendor Management. Company may use vendors and subcontractors (including Affiliates) in the performance of its obligations under this Agreement, to the extent permitted by and in accordance with the terms of the Vendor Management Policy. Each Subcontractor shall be subject to Bank’s approval pursuant to the process in Section 1(c) hereof; such approval not to be unreasonably withheld, conditioned, delayed or denied; but, if Bank provides written notice to Company of objections to the use of a Subcontractor and Company does not agree to resolve such objections to Bank’s satisfaction then, subject to the process in Section 1(b), Bank may terminate Company’s servicing of Loans under this Agreement. An initial list of approved Subcontractors is attached in the form of Exhibit H hereto. Company agrees to be fully responsible for the acts and omissions of all vendors and Subcontractors, including their compliance with the terms of this Agreement and all Applicable Laws, and Company shall cause each vendor and Subcontractor to perform its obligations in a manner that fully complies with the terms of this Agreement as if Company performed such obligations directly. Company shall cause each Subcontractor to cooperate with Bank’s exercise of any audit or other rights under this Agreement. Bank may, for good cause specified by Bank in its discretion, require that Company terminate, suspend or cease using in support of this Agreement, a Subcontractor. Company shall notify Bank of any changes to the Vendor Management Policy.

(a)    The Vendor Management Policy shall comply with applicable guidance of Bank’s Regulatory Authorities regarding subcontractor and third party relationship management. The Vendor Management Policy, and associated vendor risk assessment standards may be changed only pursuant to the process in Section 1(c) hereof.

(b)    Pursuant to the Vendor Management Policy, Company shall maintain a vendor management program to assess, measure, monitor, and control the risks related to outsourcing. The program shall be reviewed no less than annually by senior management of Company, including program effectiveness and the performance of Subcontractors that directly or indirectly support the Program (with reports of such reviews provided to Bank). Pursuant to the Vendor Management Policy, Company shall provide quarterly reports to the Bank’s Vendor Management Committee on the risks and performance of all critical subcontractors that support the Bank’s program.

(c)    Pursuant to the Vendor Management Policy, Company shall assign responsibilities for vendor management to a senior executive or dedicated vendor management leader, and maintain sufficient staffing and expertise to monitor Subcontractor relationships that directly or indirectly support the Program.

(d)    Company shall maintain documented procedures for subcontractor risk assessment, due diligence, contracting, training, monitoring, engagement termination, issue management, change management, documentation and retention (with copies of such procedures to be provided to Bank).

(e)    Company shall assess and document a complete inventory of all subcontractors that directly or indirectly support the Program (with a complete inventory, assessment criteria and assessment reports to be provided to Bank).

(f)    Company shall perform due diligence on Subcontractors that directly or indirectly support the Program (with reports provided to Bank).

(g)    Company shall ensure that all Subcontractors that directly or indirectly support the Program are engaged through contracts. Contracts for all Subcontractors shall be reviewed and approved by senior management of Company and Bank.

(h)    Company shall develop monitoring and training plans for each Subcontractor that directly or indirectly supports the Program, and document monitoring and training activities. Monitoring should confirm that contract requirements are being met, and the risks identified in assessments are mitigated.

(i)    In the event of a termination of a Subcontractor that directly or indirectly supports the Program, Company shall develop a termination plan to protect Bank assets and Confidential Information (such termination plan to be provided to Bank).

21.    Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third party beneficiary relationship between either Party and any other Person.

22.    Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other Party, if mailed first-class postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:

To Bank:	Capital Community Bank 3280 N. University Ave. Provo, Utah 84604 Attention: [***] Email: [***]

With a copy to:	[***] Chapman and Cutler LLP 111 W. Monroe Street – 17th floor Chicago, Illinois 60603 Email: [***]

To Company:	Opportunity Financial, LLC 130 E. Randolph St., Suite 3300 Chicago, IL 60601 Attention: [***] [***]

With a copy to:	[***] Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312-1183 [***]

23.    Amendment and Waiver. This Agreement may be amended only by a written instrument signed by each of the Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

24.    Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

25.    Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. The Parties agree that this Agreement and signature pages may be transmitted between them by facsimile or by electronic mail and that faxed and PDF signatures may constitute original signatures and that a faxed or PDF signature page containing the signature (faxed, PDF or original) is binding upon the Parties.

26.    Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

27.    Force Majeure. If any Party is unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within thirty (30) days after the date of such cause, the Party not so affected may at any time after the expiration of such thirty (30) day period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party and without payment of a termination fee or other penalty. To the extent that the Party not affected by a Force Majeure Event is unable to carry out the whole or any part of its obligations under this Agreement because a prerequisite obligation of the Party so affected has not been performed, the Party not affected by a Force Majeure Event also is excused from such performance during such period. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefore. No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.

28.    Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding. The terms of this Section 28 shall survive the expiration or earlier termination of this Agreement.

29.    Insurance. Company agrees to maintain insurance coverage on the terms and conditions specified in Exhibit I at all times during the Term of this Agreement and to notify Bank promptly of any cancellation or lapse of any such insurance coverage.

30.    Compliance with Applicable Laws. Company shall comply with Applicable Laws, the Bank Secrecy Act Policy and Procedures (as set forth in Exhibit E-1), the Red Flags Policies and Procedures (as set forth in Exhibit E-2), and the Compliance Policies in its performance of this Agreement, including Loan solicitation, Application processing, and Loan servicing, and preparation of Loan Agreements and other Loan documents. The Compliance Policies and the Compliance Program Policy may be changed only in accordance with the process specified in Section 1(c). Company shall implement the Compliance Program Policy. Without limiting the foregoing, Company shall:

(a)    maintain a compliance management system (“CMS”) to provide an internal control process for the business functions and processes directed towards Applicants and Borrowers, including the activities of significant subcontractors, the elements of which CMS shall include (i) an overall policy statement governing the CMS, (ii) specific procedures for approvals of additions or changes to the CMS, including a description of items subject to the CMS, a process for internal review and approval by Company and its legal counsel, and a process for internal review and approval by Bank and its legal counsel, and (iii) documentation of Company’s testing process, including testing/review of Company’s website and user acceptance testing (UAT); the scope of the CMS shall include, at a minimum, the Finance Materials, all policy changes, new products, advertisements, press releases, and the website(s) used in connection with the Program;

(b)    maintain a compliance training program for its officers, directors, employees, and agents that is reasonably acceptable to Bank; as part of the program, Company shall, subject in each case to the approval of Bank (not to be unreasonably withheld, conditioned or delayed), (i) identify applicable Company officers, directors, employees, and agents and assign appropriate training courses to each and (ii) determine a schedule of each training course and when each applicable officer, director, employee, and agent shall take each such course; Company shall provide reports to Bank regarding the compliance training program on a quarterly basis or, if requested by Bank, more frequently;

(c)    designate a dedicated compliance officer for purposes of the Program, acceptable to Bank, who shall oversee reviews of Company’s compliance with Applicable Laws, including, to the extent applicable, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act, the Truth-in-Lending Act and Regulation Z, the Federal Trade Commission (FTC) Act, the Consumer Financial Protection Act, and laws prohibiting unfair, deceptive, or abusive acts or practices; and, in the event of the termination of the employment of the compliance officer, promptly employ a replacement compliance officer reasonably acceptable to Bank;

(d)    cooperate with and bear the expenses, subject to Section 14(h), of a compliance and vendor management audit of the Program on an annual basis, and such other audits related to the Program as may be requested by Bank from time to time in its reasonable discretion, in each case to be conducted by a third party audit firm that is selected by and reports to Bank; the scope of each audit shall be determined by Bank (considering in good faith input received by Company), and may include the activities of significant subcontractors; Bank shall receive all draft and final reports of the audit firm, which drafts and final reports shall be deemed the Confidential Information of Bank, and Bank shall be included in any meetings or correspondence related to the audit; the auditor shall deliver the final audit report to Bank, and Bank shall provide a copy of the report to Company; Company may not share the report with any other Person (other than Company’s attorneys and accountants, subject to the provisions of Section 11)

without the consent of Bank, except as required by Applicable Law; Company shall promptly take action to correct any errors or deficiencies identified in any report or audit described in this Section 30(m) (other than errors or deficiencies that, based on the mutual determination of the Parties, need not be corrected), and shall develop, with the approval of Bank, a schedule for the correction of such errors and deficiencies;

(e)    Cooperate with and bear the expenses of a review of each custom model used in connection with the Program and the associated model governance, and validation of each model on an appropriate schedule, to be conducted by a third party review firm that is selected and engaged by, and reports to, Bank; the scope of the review shall be determined by Bank after consultation with Company; Bank shall receive all draft and final reports from the review firm, which drafts and final reports shall be deemed the Confidential Information of Bank, and Bank shall be included in any meetings or correspondence related to the review; the reviewer shall deliver the final review report to Bank, and Bank shall provide a copy of the report to Company; Company may not share the report with any other Person (other than Company’s attorneys and accountants, subject to the provisions of Section 11) without the consent of Bank, except as required by Applicable Law;

(f)    Provide to Bank, on an annual basis in writing, a report by the compliance officer of the results of all audits and reviews of the Program, and significant issues to be addressed (if any), as well as Company’s resolutions of such issues (if applicable);

(g)    Provide to Bank a certification letter, each quarter, that it is complying with its obligations under this section; and

(h)    Comply with any reporting requirements of the Utah Department of Financial Institutions or the FDIC applicable to Bank’s performance of this Agreement.

The terms of this Section 30 shall survive the expiration or earlier termination of this Agreement and, in addition, the terms of subsections (b), (f) and (g) of this section 30 shall survive the expiration or earlier termination of this Agreement until termination by their respective terms (if any).

31.    Prohibition on Tie-In Fees. Company shall not directly or indirectly impose or collect any fees, charges or remuneration relating to the processing or approval of an Application, the establishment of a Loan, or the disbursement of Loan Proceeds, unless such fee, charge or remuneration is set forth in the Finance Materials or approved by Bank.

32.    Notice of Complaints and Regulatory Inquiries. Company shall notify Bank if it becomes aware of any inquiries, investigations, proceedings or questions (whether verbal or written, formal or informal) by any state attorney general, Regulatory Authority, government figure (including a state or federal legislator) or the Better Business Bureau or similar organization, or of any customer complaint that is directed or referred to any Regulatory Authority, government figure (including a state or federal legislator), or the Better Business Bureau or similar organization, relating to any aspect of the Program within five (5) Business Days of becoming aware of such inquiry, investigation, proceeding, question or complaint, and Company shall provide Bank with all documentation relating thereto, subject to any legal prohibitions on disclosure of such investigation or proceeding. Company shall obtain Bank’s prior approval of any response to any inquiry, investigation, proceeding, question, or complaint referred to in the prior sentence, which approval shall not be unreasonably withheld, conditioned or delayed. With respect to other communications by Company with a Regulatory Authority regarding the Program, Company will obtain Bank’s prior approval of such communications unless such communications are reasonably necessary, under the circumstances, in the course of relationships between Company and its (but not Bank’s) Regulatory Authorities and are promptly (and in any event within five (5) Business Days) reported to Bank. Company shall maintain its complaint management program to address all complaints received by Company regarding the Program that is governed by its written policy, all in a manner that is subject to the approval of Bank. The complaint management program shall provide for root cause analysis of complaints as well as mitigation steps. In addition, Company shall provide Bank with periodic reporting, in a form and on a schedule mutually agreed upon by the Parties, summarizing customer complaints and litigation received by Company and the resolution thereof by Company. Bank shall, to the extent permitted by Applicable Laws, notify Company of any Complaint that Bank receives in connection with the Program. Company shall cooperate in good faith and provide such assistance, at Bank’s request, to (a) permit Bank to promptly resolve or address any investigation, proceeding, or complaint, or to (b) resolve and respond to the Complaint on behalf of Bank. Company shall also notify Bank, and Bank shall notify Company (in each case to the extent permitted by Applicable Laws), of any material litigation relating to the Program, including updates as reasonably requested by Bank or Company and, where appropriate, subject to attorney-client privilege.

33.    Headings. Captions and headings in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

34.    Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by wire transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.

35.    Referrals. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other Person for or on account of such Person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other Party for any commission, finder’s fee or like payment.

36.    Financial Statements. (a) Within one hundred twenty (120) days following the end of Company’s fiscal year, Company shall deliver to Bank a copy of its financial statements that have been audited by an independent certified public accountant and certified, without any qualifications, by such accountant to have been prepared in accordance with generally accepted accounting principles, and (b) within forty-five (45) days following the end of each fiscal quarter (other than fiscal year-end), Company shall deliver to Bank a copy of its unaudited financial statements (including its subsidiaries), in each case, as of the fiscal year or quarter then ended and prepared in accordance with generally accepted accounting principles. The financial statements shall include, at a minimum, a balance sheet, income statement and statement of cash flows and, with respect to the annual statements contemplated by clause (a), statement of stockholders’ equity, accountants’ letter to management and unqualified opinion.

37.    Information Security.

(a)    In connection with the Program, Company shall maintain an information security program that is designed to: (i) ensure the security and confidentiality of Applicant or Borrower information held on behalf of Bank; (ii) protect against any anticipated and emergent threats or hazards to security or integrity of such information held on behalf of Bank; (iii) protect against unauthorized access to or use of such information held on behalf of Bank that could result in substantial harm or inconvenience to any Applicant or Borrower; and (iv) ensure the proper disposal of customer information. Company shall notify Bank of significant changes to its information security program.

(b)    At least once annually, Company shall conduct an information technology audit consistent with banking industry practices, which shall include review of Company’s information security program. Such audit shall be conducted, at Company’s expense, by a reputable third party audit firm that is selected and engaged by, and reports to, Bank; the scope of the review shall be determined by Bank after consultation with Company. Company shall promptly provide a copy of each audit report to Bank. Company shall promptly take action to correct any errors or deficiencies identified in any report or audit described in this Section 36, unless Bank agrees that correction is not required, and shall provide evidence of the correction.

(c)    Company shall engage a reputable third party identified to Bank to conduct internal and external penetration testing at least annually, at Company’s expense and promptly provide any scoping documents and final reports concerning such testing to Bank. Company shall report to Bank on the remediation or other actions taken in response to the findings of such testing.

(d)    Company shall immediately (and in any event within twenty-four (24) hours after actual knowledge of such event) notify Bank of any actual, suspected or threatened (to the extent such threat is considered credible by Company) breach in information security involving personally identifiable information of Applicants or Borrowers. In such an event Company will fully cooperate with Bank in investigating the breach or unauthorized access. With respect to any such breach regarding data, Company agrees to take prompt action, at its own expense, including to investigate the breach, to identify, mitigate and remediate the cause of the breach if reasonably possible and to implement any other reasonable and appropriate measures in response to the breach, including reasonable and appropriate measures that Bank may request such as offering Borrowers or Applicants whose Loans or Applications were affected by the data security breach customary credit monitoring services. To the extent permissible under Applicable Laws, Company will also provide Bank with information regarding such breach to assist Bank in implementing its information security response program and, if applicable, in notifying affected Applicants or Borrowers. Company shall pay for the costs of any such notification, which notification shall be subject to the advance consent of Bank which shall not be unreasonably withheld, conditioned, denied, or delayed.

38.    Disaster Recovery and Business Continuity. Company shall maintain a disaster recovery and business continuity program and related policies acceptable to Bank (collectively, the “Business Continuity Plans”). Company agrees that such Business Continuity Plans shall be at least consistent with industry standards for the banking and consumer lending industries and in compliance with all Applicable Laws. Company shall test its Business Continuity Plans at least once annually, and shall promptly provide Bank a copy of the report of such tests upon Bank’s request.

39.    Change of Control. Company shall provide written notice to Bank of any expected or anticipated Change of Control of Company not later than forty-five (45) Business Days prior to the anticipated effective date of such Change of Control.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

CAPITAL COMMUNITY BANK

By:	/s/ Mike Watson
Name:	Mike Watson
Title:	President & CEO

OPPORTUNITY FINANCIAL, LLC

By:	/s/ Jared Kaplan
Name:	Jared Kaplan
Title:	CEO

[Signature Page to Marketing and Program Management Agreement]

Schedule 1

I.     Definitions

“ACH” means the Automated Clearinghouse.

“Affiliate” means a Person, with respect to a Party, who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, whether, through the ownership of more than 50% of the voting securities of such Person.

“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program including the Loans, the Program promotional and marketing materials and the Finance Materials, and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

“Applicant” means an individual who requests a Loan from Bank.

“Application” means any request from an Applicant for a Loan in the form required by Bank.

“Assumption Notice” shall have the meaning set forth in Section 9(c).

“Backup Servicer” means a loan servicer that is selected by Bank and has entered into a backup servicing agreement with respect to Loans.

“Bank” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Bank Secrecy Act Policy” shall have the meaning set forth in Section 5(a).

“Borrower” means an Applicant or other Person for whom Bank has established a Loan, and/or who is liable, jointly or severally, for amounts owing with respect to a Loan.

“Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.

“Change of Control” means the occurrence of any of the following events occurring after the Effective Date: (1) a Person or group (other than a Person or group, or Affiliate thereof, owning more than ten percent (10%) of the total voting power of the relevant Party as of the Effective Date) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (except that a Person or group shall be deemed to own all securities it has the right to acquire)), directly or indirectly, of more than fifty percent (50%) of the total voting power of the relevant Party; (2) the relevant Party merges, consolidates, acquires, is acquired by, or otherwise combines with any other Person in a transaction in which said Party is not the surviving entity or which constitutes a “merger of equals”, it being understood that a Party shall not be considered the “surviving entity” of a transaction if either (a) the members of the board of directors of said Party immediately prior to the transaction constitute less than a majority of the members of the board of directors of the ultimate parent entity of the entity surviving or resulting from the transaction or (b) the Persons who were beneficial owners of the outstanding voting securities of said Party immediately prior to the transaction beneficially own less than fifty percent (50%) of the total voting power of the ultimate parent entity of the entity surviving or resulting from the transaction, or (3) the relevant Party sells all or substantially all of its assets to a Person that is not an Affiliate of said Party. In addition, an initial public offering shall not be deemed to constitute a Change of Control.

“Claim Notice” shall have the meaning set forth in Section 9(c).

“Compliance Policies” means the policies developed by Company, and approved by Bank, to govern the compliance of the Program with Applicable Laws, including the following policies: Bank Secrecy Act (including all applicable components of that Act, such as a Customer Information Program and suspicious activity monitoring, detection, and reporting, 314(a) compliance as well as OFAC compliance), Red Flags Program, fair lending/Equal Credit Opportunity Act, third-party risk management, eSign Act, Truth in Lending, Servicemembers Civil Relief Act, Unfair, Deceptive, or Abusive Acts or Practices (UDAAP); Fair Credit Reporting Act, Fair Debt Collection Practices Act, business continuity and disaster recovery, complaint handling, collections, CAN-SPAM, the Telephone Consumer Protection Act, Social Media, and record retention.

“Compliance Program Policy” means the written policy governing the Company’s compliance management system, in a form developed by Company and approved by Bank.

“Confidential Information” means the terms and conditions of the Program Documents, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party in connection with this Agreement.

“Control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of more than 50% of the voting securities of the Person, by contract, or otherwise.

“Control Person” means, with respect to Company, (i) any officer, director, or shareholder of twenty percent (20%) or more of a class of voting securities of Company, (ii) any Person participating in the control of Company’s business, and (iii) any Person having the power to direct the management or policies of Company.

“Credit Policy” means the minimum requirements of income, residency, employment history, credit history, and/or other such considerations that Bank uses to approve or deny an Application and to establish a Loan, and the interest rates and origination fees applicable to approved Loans.

“Disbursement Date” means the date on which Bank will disburse Loan Proceeds, which is the next Business Day after a Funding Request Date.

“Disclosing Party” shall have the meaning set forth in Section 11(b)ii.

“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Expected Take Rate” means the estimate of the actual number of Loans that are originated and funded as a percentage of the number of Prescreened Offers, taking into account response rates,

approval rates, abandoned Applications, and other factors that result in no Loan being funded. The Expected Take Rate will be initially agreed by the Parties, and will be updated by Bank each quarter based on the Parties’ quarterly review of actual performance data of direct mail campaigns.

“Finance Materials” shall have the meaning set forth in Section 4.

“Force Majeure Event” shall have the meaning set forth in Section 27.

“Funding Amount” means the aggregate amount of all Loan Proceeds to be disbursed by Bank to or on behalf of Borrowers on each Disbursement Date, as listed on a Funding Statement.

“Funding Request Date” means the Business Day on which a Funding Statement is provided by Company to Bank by the mutually agreed cut-off time for each Business Day; if a funding statement is provided by Company to Bank after such cut-off time on a Business Day, the next Business shall be considered the Funding Request Date.

“Funding Statement” means the statement prepared by Company in the form of Exhibit F on a Business Day that contains (i) a list of all Applicants who meet the eligibility criteria set forth in a Credit Policy, for whom Bank is requested to establish Loans; and (ii) the computation of the Loan Proceeds; and (iii) such other information as shall be reasonably requested by Bank and mutually agreed to by the Parties.

“Indemnifiable Claim” shall have the meaning set forth in Section 9(b).

“Indemnified Parties” shall have the meaning set forth in Section 9(a).

“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.

“Launch Date” means the first to occur of (1) the first day of the month in which Bank funds the first Loan under the Program, or (2) August 1, 2020.

“Liaison” shall have the meaning set forth in Section 1(b).

“Licensee” shall have the meaning set forth in Section 12.

“Licensing Party” shall have the meaning set forth in Section 12.

“Loan” means a consumer loan established by Bank pursuant to the Program.

“Loan Agreement” means the document containing the terms and conditions of a Loan including all disclosures required by Applicable Laws.

“Loan Participation Agreement” means that Loan Participation Agreement, dated as of even date herewith, between Bank and Company, pursuant to which Bank may offer participations from Bank in certain Loans established by Bank pursuant to this Agreement, as such Loan Participation Agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Proceeds” means the funds disbursed by Bank pursuant to a Loan established by Bank under the Program.

“Losses” shall have the meaning-set forth in Section 9(a).

“Marketing Fee” initially means, for each funded Loan, an amount equal to the product of (a) the lesser of $[***] or the actual cost of the funded Loan and (b) the percentage of the Receivable retained by Bank, as may be adjusted from time to time upon the Parties’ agreement in writing. In the event a funded Loan for which Bank has paid a Marketing Fee is subsequently refunded, Bank may deduct the amount of the Marketing Fee paid for such refunded Loan from the aggregate Marketing Fee payable to Company for the month in which such Loan was refunded.

“Party” means either Company or Bank and “Parties” means Company and Bank.

“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.

“Prescreened Mail Exposure Threshold” means the amount that may be determined from time to time by Bank in order to meet the volume requirements of the Program, and communicated by Bank to Company.

“Prescreened Offers” shall have the meaning set forth in Section 2(b).

“Program” means the loan program(s) pursuant to which Bank will establish Loans and disburse Loan Proceeds to or on behalf of Borrowers pursuant to the terms of this Agreement, and Company will service the Loans, each such loan program initially as described in Exhibit A attached hereto.

“Program Documents” means this Agreement and the Loan Participation Agreement, , as each may be amended, restated, supplemented or otherwise modified from time to time.

“Program Guidelines” means the standards, rule, regulations and requirements of Bank-related to the Program to be followed by Company in providing services to Bank under the-Agreement.

“Program Threshold Amount” means [***], or the amount that may be determined from month to month by Bank, that refers to the aggregate principal balance of Loans retained by Bank, in order to meet the volume requirements of the Program, and communicated by Bank to Company.

“Proprietary Material” shall have the meaning set forth in Section 12.

“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.

“Restricted Party” shall have the meaning set forth in Section 11(a).

“Servicing Fee” means the fee specified in Exhibit J to be paid to Company by Bank for the servicing of the Loans under the Program.

“Servicing Materials” shall have the meaning set forth in Section 5(k).

“Subcontractor” means any vendor or subcontractor (including Affiliate) engaged by Company in the performance of its obligations under this Agreement, which vendor or subcontractor: (i) has access to personally identifiable information of Applicants or Borrowers, (ii) has direct contact with Applicants or Borrowers, (iii) is critical to business continuity of the Program, (iv) is involved with or impacts credit decisions, (v) is involved with the detection or prevention of fraud, or (vi) provides services from outside the United States.

“Vendor Management Policy” means the policies and procedures for the engagement by Company of any third party to perform marketing, processing, collecting, or any other services in connection with the Program.

II.     Construction

As used in this Agreement:

(a)	All references to the masculine gender shall include the feminine gender (and vice versa);

(b)	All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;

(c)	References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;

(d)	References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein;

(e)	Unless otherwise specified, all references to days, months, quarters or years shall be deemed to be preceded by the word “calendar”; and